                             CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of
Oppenheimer International Diversified Fund:

We consent to the use in this Registration Statement of Oppenheimer International Diversified Fund, of our report dated June 14, 2007, included in the Statement of Additional Information, which is part of such Registration
Statement, and to the references to our firm under the headings "Financial Highlights" appearing in the
Prospectus, which is also part of such Registration Statement and "Independent Registered Public Accounting Firm"
appearing in the Statement of Additional Information.

                                            /s/ KPMG LLP

                                            KPMG LLP

Denver, Colorado
August 21, 2007